Exhibit 21

Subsidiaries of the Registrant (as of 02/28/2005)

Name of Subsidiary	State or Jurisdiction of Incorporation
Material Sciences Corporation, Engineered Materials and Solutions Group, Inc. (formerly known as MSC Pre Finish Metals Inc.)	Illinois

Material Sciences Corporation, Electronic Materials and Devices Group, Inc.	Delaware

MSC Pre Finish Metals (EGV) Inc.	Delaware

MSC Pre Finish Metals (MV) Inc.	Delaware

MSC Pre Finish Metals (MT) Inc.	Delaware

MSC Walbridge Coatings Inc.	Delaware

MSC San Diego Holding Company Inc. (formerly known as MSC Specialty Films, Inc.)	California

MSC Laminates and Composites Inc.	Delaware

MSC Laminates and Composites (EGV) Inc.	Delaware

Material Sciences Foreign Sales Corporation	U.S. Virgin Islands

MSC Richmond Holding Company (formerly known as MSC Pinole Point Steel Inc.)	Delaware

MSC Pre Finish Metals (PP) Inc.	Delaware

MSC/GAC Laminates and Composites Holding GmbH	Germany

MSC/GAC Laminates and Composites GmbH & Co.	Germany

MSC/GAC Beteiligungs GmbH	Germany

MSC/TEKNO Laminates and Composites LTDA	Brazil

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